Exhibit 99.1

For Immediate Release	NEWS RELEASE

Interep Names Michael Walsh to Position of President/Chief Operating Officer

July 12, 2007, New York: Today Interep (IREP.PK) announced the appointment of Michael Walsh to the position of President/Chief Operating Officer for the company, effective immediately. Walsh will report to Dave Kennedy, Interep’s CEO and Vice Chairman.

In his new position, Walsh will oversee all of Interep’s radio representation firms, as well as Net Solutions, Interep’s unwired network division. He will work to strategically align all of the radio operating companies to achieve maximum performance for Interep’s client radio stations, drive share growth of existing radio budgets, increase new business revenue and identify key growth prospects for the company. He will also assist Kennedy in carrying out the company’s strategic objectives in the area of media integration, particularly as it relates to new and complementary audio technologies. Kennedy will continue to focus on financial restructuring related to the company’s long-term debt, and on developing the company’s growth strategy in the digital arena, including overseeing the growth of the company’s interactive division, Interep Interactive, established in 1997, one of the first Internet divisions within a radio organization.

Kennedy said, “Interep prides itself on exceptional service to our client stations and our agency and advertiser customers, and Mike Walsh exemplifies that commitment. As long as I’ve known him, Mike has distinguished himself for his ability to build a team, his integrity, and his leadership.” He added, “Mike has a unique blend of superb analytical skills and smart management abilities, and he’s not afraid of change and challenge. Perhaps most importantly, he’s widely respected for his strong people skills. Given the opportunities that lie ahead, Mike’s leadership will be vital to putting our new, strategically focused plan-of-action into place for Interep and for our clients.”

Walsh added, “I am extremely excited about this opportunity. I have been a part of Interep for over 17 years, both as an employee and as a client. The one constant over that time has been the terrific group of people we have here who are passionate about what they do and committed to the success of the company. Our focus will be on exceeding the goals and expectations of our client radio stations and meeting the changing needs of the agencies and clients. It is critical that we work together as a team to achieve both goals. This includes working together with our interactive division to ensure that our radio clients participate in the enormous growth opportunities in the digital space by providing integrated marketing solutions to advertisers. I look forward to working with Dave and the entire staff to lead Interep into a new era of growth.”

Walsh has been in the radio industry for over 20 years, most recently as the President of Interep’s Cumulus Major Market Sales (formerly Susquehanna Radio Sales). Prior to joining Interep in 1998 to manage the national sales efforts of the Susquehanna stations, Walsh was National Sales Manager for WINS-AM/WNEW-FM in New York for four years. Walsh also worked for Interep from 1990-1994 at Group W Radio Sales, during which time he was promoted to Regional Vice President/Director of Sales for the Group W Philadelphia office.

Prior to beginning his radio sales career, Walsh was an Account Executive and Client Service Representative for The Arbitron Company in New York from 1986 to 1990. He began his career in radio as a producer for WABC-AM Radio’s “Sportstalk.”

About Interep:

Interep (IREP.PK) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet, television and complementary media, with offices in 17 cities. Interep is the parent company to the following radio representation firms: ABC Radio Sales, D&R Radio, CBS Radio Sales, McGavren Guild Radio and SBS/Interep. Interep is also parent to Azteca America Spot Television Sales and Interep Interactive, including Winstar Interactive. Divisions benefiting our clients and customers include our unwired network radio division, Interep Net Solutions™; Interep Innovations, our business development division, including the Interep Marketing Group (IMG) and Promotion Marketing; and Morrison and Abraham, a sales consulting firm. For more information, visit the company’s website at www.interep.com.

Contact: Loretta Smith, #212-916-0748, Loretta_smith@interep.com